                       THE STANLEY WORKS AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (in Millions of Dollars)

                                                                              Fiscal Year Ended
                                         --------------------------------------------------------------------------------------

                                          December 29       December 30          January 1         January 2        January 3
                                             2001               2000               2000               1999            1998
                                         --------------    ---------------    ----------------    -------------    ------------
Earnings (loss) before income taxes             $236.7             $293.7              $230.8           $215.4         ($18.6)

Add:
     Interest expense                             31.9               34.3                32.9             30.5            24.2
     Portion of rents representative
     of interest factor                           12.2               15.4                14.2             15.0            11.6
     Amortization of expense on
       long-term debt                              0.4                0.2                 0.2              0.3             0.2
     Amortization of capitalized
       interest                                      -                0.1                 0.2              0.2             0.3
Deduct:
  Capitalized Interest                            (0.4)                 -                   -                -               -
                                         --------------    ---------------    ----------------    -------------    ------------
Income as adjusted                              $280.8             $343.7              $278.3           $261.4           $17.7
                                         ==============    ===============    ================    =============    ============

Fixed charges:
     Interest expense                            $31.9              $34.3               $32.9            $30.5           $24.2
     Portion of rents representative of
        interest factor                           12.5               15.4                14.2             15.0            11.6
     Amortization of expense
       on long-term debt                           0.4                0.2                 0.2              0.3             0.2

     Capitalized interest                          0.4                  -                   -                -               -
                                         --------------    ---------------    ----------------    -------------    ------------
Fixed charges                                    $45.2              $49.9               $47.3            $45.8           $36.0
                                         ==============    ===============    ================    =============    ============
Ratio of earnings to fixed charges                6.21               6.89                5.88             5.71            0.49
                                         ==============    ===============    ================    =============    ============



                                       1